Exhibit 99.1

Breeze-Eastern Announces New Product Innovation Center and Reorganization

WHIPPANY, N.J. Aug. 18, 2014 — Breeze Eastern Corporation (NYSE MKT: BZC), the aerospace industry’s only dedicated hoist and winch specialist, continues its strong focus on technology and innovation, today announcing plans for a Virginia-based Innovation and New Product Development Center.

The Innovation Center, to be located in the Fredericksburg, Virginia area, will be led by Brad Repp, who has joined Breeze-Eastern as Vice President of Product Development. The Company expects to add additional staff at the Center in the coming months, and Repp will be responsible for managing and overseeing the day to day operation of the Center, and for all research and new product development activities, including completion of the Company’s recently announced MissionView™ Situational Awareness System.

Other essential engineering work, including testing, qualification, field and production support of legacy products and ongoing development programs, will remain in New Jersey. The Whippany engineering organization will now report to Rodger Hahneman, General Manager of Production Operations and Customer Support.

“As the industry’s dedicated hoist, winch and hook specialists, we are taking the lead to innovate and think beyond what’s always been done,” said Brad Pedersen, President and CEO of Breeze-Eastern. “The development of the MissionView system and the new Innovation Center are important first steps, and there is much more still to come. I am confident that Brad and Rodger are the right people to aggressively move us forward.”

Repp and Hahneman have been actively involved in development of the MissionView system, which integrates state-of-the-art sensor systems, day/night cameras and a lighted hook with modern tablet computers to provide all crew members easy-to-understand real-time streaming video and other information critical to the mission.

“I am excited to join Breeze-Eastern to develop the next generation of products that improve mission effectiveness,” said Brad Repp.

Repp is an experienced engineer and business leader who has been involved with aerospace and defense-related work for more than 30 years. He holds a bachelor’s degree in mechanical engineering from Penn State University and a master’s in business administration from Arizona State University. He also attended the MIT School of Management, earning an executive certificate in strategy and innovation. Repp recently served as the Chief Technology Officer for HDT Global.

In connection with his hiring, the Company granted to Mr. Repp an option to purchase two hundred thousand (200,000) shares of our common stock. The option will have a term of ten years and an exercise price of $10.40 per share. An option to purchase 25,000 shares will be immediately exercisable upon grant, and the option to purchase the remaining 175,000 shares will vest gradually in installments of 25,000 shares based upon whether the average closing price of our common stock over a thirty-day period (the “Trailing Price”) exceeds certain predetermined thresholds within certain timeframes. Specifically, (i) options to purchase 25,000 shares will vest when the Trailing Price exceeds $11.40, (ii) at any time after August 18, 2015, options to purchase 25,000 shares and 25,000 shares will vest when the Trailing Price exceeds $12.40 and $13.40, respectively, (iii) at any time after August 18, 2016, options to purchase 25,000 shares and 25,000 shares will vest when the Trailing Price exceeds $14.40 and $15.40, respectively, and (iv) at any time after August 18, 2017, options to purchase 25,000 shares and 25,000 shares will vest when the Trailing Price exceeds $16.40 and $17.40, respectively. This award to Mr. Repp was made outside of the Company’s stockholder approved equity incentive plans and was approved by the Incentive and Compensation Committee of the Company’s Board of Directors as an inducement material to Mr. Repp entering into employment with the Company pursuant to Section 711(a) of the NYSE MKT Company Guide.

Breeze-Eastern Corporation is the world’s leading designer and manufacturer of high-performance lifting and pulling devices for helicopters, military cargo aircraft, and other aerospace/defense platforms, including rescue hoists, winches and cargo hooks, and weapons-lifting systems.

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Contact:

Mike Koons

VP of Contracts & Customer Support

973 602-1033

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. Except as required by law, we assume no duty to update or revise our forward-looking statements.